Exhibit 3.1

Certificate of Amendment

of

the Second Amended and Restated Certificate of Incorporation

of

Integrated Electrical Services, Inc.

Section 242 of the General Corporation Law of the State of Delaware

It is hereby certified that:

1. The name of the corporation is Integrated Electrical Services, Inc. (the “Corporation”).

2. The Certificate of Incorporation of the Corporation was filed with the Secretary of State on June 26, 1997 and was amended and restated on May 12, 2006.

3. Immediately upon the effectiveness of this Amendment to the Corporation’s Certificate of Incorporation pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), the Corporation’s name shall be IES Holdings, Inc.

4. To accomplish the foregoing Amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation, Article 1 is amended and restated as follows:

“1. The name of the Corporation is IES Holdings, Inc.”

5. The Amendment of the Second Amended and Restated Certificate of Incorporation was authorized by vote of the Board of Directors of the Corporation followed by the affirmative vote of the holders of at least a majority of the then outstanding shares entitled to vote thereon at a special meeting of the Corporation’s stockholders duly called and held on May 24, 2016.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation to be executed on this 24th day of May, 2016.

Integrated Electrical Services, Inc.

/s/ Gail D. Makode
Name: Gail D. Makode
Title: Senior Vice President, General Counsel and Secretary